Exhibit 8.1

List of Principal Subsidiaries and VIE

Principal Subsidiaries	Place of Incorporation
Agora Lab, Inc.	United States
API Investment Limited	Cayman Islands
ShengWang HongKong Limited	Hong Kong
Shanghai Dayin Network Technology Co., Ltd.	PRC
Shanghai Shengwang Technology Co., Ltd.	PRC
Agora IO Singapore PTE. Ltd.	Singapore
Agora Labs India Private Limited	India
Shanghai Shengshi Chuangtuo Construction and Development Co., Ltd.	PRC
AGORA.IO INC.	United States

VIE	Place of Incorporation
Shanghai Zhaoyan Network Technology Co., Ltd.	PRC